Date :  April 04, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Lollipop Corporation

We hereby consent to the inclusion in this Amendment No. 3 to Registration Statement (the Registration Statement) on Form S-1/A of Lollipop Corporation (the Corporation) of our report, dated January 13, 2013, with respect to our audit of the financial statements of the as of December 31, 2012 and 2011 and the results of its operations and cash flows for the year ended December 31, 2012, the period of inception (November 17, 2011) through December 31, 2011 and the cumulative period of inception (November 17, 2011) through December 31, 2012, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading Interests of names experts and counsel in such Registration Statement.